SEARCHLIGHT MINERALS CORP. ACQUIRES 100% OF CLARKDALE SLAG
PROJECT

HENDERSON, Nevada (February 16, 2007) -- Searchlight Minerals Corp. (OTC BB: SRCH) (the “Company”), a dynamic mineral exploration company focused on the acquisition and development of projects in the southwestern United States, today announced that it has completed the acquisition of Transylvania International, Inc. (“TI”) from Verde River Iron Company, LLC (“VRIC”). The acquisition was completed by way of a merger of TI with the Company’s wholly owned subsidiary Clarkdale Minerals LLC in accordance with the terms of a letter agreement between VRIC and the Company dated November 22, 2006, as amended February 15, 2007, and an agreement and plan of merger dated February 15, 2007 between the parties and Clarkdale Minerals LLC.

Pursuant to the terms of the acquisition, as amended, the Company agreed, among other things, to:

(i) make a payment of $10,100,000 in cash to VRIC;

(ii) issue 16,825,000 restricted shares of the Company’s common stock;

(iii) agree to pay VRIC $30,000 per month until the project funding date (as defined in the agreement);

(iv) agree to pay $6,400,000 to VRIC on the project funding date;

(v) grant VRIC a Net Smelter Royalty consisting of 2.5% of future production from the Clarkdale Slag Project subject to certain advance royalty payments ($500,000 per year for 10 years as a minimum payment); and

(vi) agree to pay $3,500,000 to VRIC upon initial production of the project. TI holds the title to the property underlying the Company’s Clarkdale Slag Project in northwestern Arizona.

The final purchase price for TI was increased from the price announced by press release initially on November 27, 2006 by an additional $100,000 in cash and 825,000 restricted shares of common stock, due to the inclusion of an additional approximately 600 acres of land and a commercial building in downtown Clarkdale, Arizona in the acquisition.

“This is a monumental achievement for Searchlight Minerals Corp.,” stated Ian McNeil, Chief Executive Officer of the Company. “We are very pleased to welcome the VRIC partners to our family of shareholders. The Company believes it is now well positioned to proceed with an aggressive construction and development program at Clarkdale. The acquisition of an additional 600 acres of land in the final transaction with VRIC will provide greater flexibility in the design and operation of the project, and our goal is to bring Clarkdale into production as soon as possible.”

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a dynamic mineral exploration company focused on the acquisition and development of projects in the southwestern United States. The Company is currently involved in two projects: (1) the Clarkdale Slag Project, located in Clarkdale, Arizona which seeks to recover precious and base metals from the reprocessing of slag material produced from the smelting of copper ores from former mines in the Jerome, Arizona area; and (2) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada. The Clarkdale Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH”. For further details, please visit the Company's website at www.searchlightminerals.com or contact the Investors Relations Department at:

Ph: (702) 939-5247
Fax: (702) 939-5249
email: ir@searchlightminerals.com

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with the U.S. Securities and Exchange Commission. When used in this news release, the words such as "could,” “plan”, "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk, dependence on joint venture partners and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with securities regulators in the United States.